                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


Date of Report:  May 12, 2000


                           CAMBRIDGE INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                                             38-3188000

     (State or other             (Commission              (I.R.S. Employer
     jurisdiction of              File Number)             Identification No.)
     incorporation)


                555 Horace Brown Drive, Madison Heights, MI 48071
              (Address of principal executive offices) (zip code)

       Registrant's telephone number, including area code: (248) 616-0500

ITEM 5.  OTHER EVENTS

         (A) See the press release below, issued May 10, 2000, announcing the agreement to sell substantially all of the assets of Cambridge Industries, Inc. to Meridian Automotive Systems, Inc.; and,

         (B) Cambridge Industries, Inc. will no longer be filing reports pursuant to the Securities Exchange Act of 1934 subsequent to the filing of its Form 10-Q for the period ended March 31, 2000.




                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                      CAMBRIDGE INDUSTRIES, INC.



                                       /s/ Donald C. Campion
                                      ------------------------------------------
                                      Name: Donald C. Campion
                                      Title: Chief Financial Officer & Executive
                                             Vice President


Dated:  May 12, 2000

                                                     CONTACTS
                                                     Cambridge Industries
                                                     John Sieg
                                                     248-616-6706
                                                     Erin Millerschin
                                                     248-377-4354

                                                     Meridian Automotive Systems
                                                     Edward Corlett
                                                     616-527-8371

        CAMBRIDGE INDUSTRIES, INC. REACHES AGREEMENT ON SALE TO MERIDIAN AUTOMOTIVE SYSTEMS; TRANSACTION TO BE COMPLETED UNDER VOLUNTARY CHAPTER 11

MADISON HEIGHTS, MICH., MAY 10, 2000 -- Cambridge Industries' Board of Directors today announced that it has entered into a definitive agreement to sell substantially all of the company's assets and operations to Meridian Automotive Systems, Inc. of Dearborn, Michigan. The sale is expected to close early in the Third Quarter.

To consummate the sale, the company also announced that it has filed voluntary petitions under Chapter 11 in the United States Bankruptcy Court for Delaware. The company has received a commitment from its existing bank lending group for $50 million of debtor-in-possession (DIP) financing. This action is expected to provide adequate funding for the payment of post-petition suppliers, employee and capital spending obligations, as well as the costs associated with the sale and restructuring process. An interim hearing to approve the DIP financing is scheduled this week. The sale of the company is subject to bankruptcy court approval. A hearing date to approve the sale will be set shortly.

"We are pleased to have entered into a definitive agreement with Meridian, and look forward to a smooth and swift conclusion to the sale process," said Richard Crawford, founder and chairman of Cambridge Industries. "Implementing the sale under the protection of the bankruptcy court is the best way for the company to preserve value for all of its constituencies--creditors, employees, customers and suppliers.

"The Chapter 11 filing, which was voluntary, will allow Cambridge to operate without disruption and the DIP financing will enable us to satisfy our ongoing obligations to customers and suppliers while we finalize the sale process," said Crawford. "Importantly, we will continue to meet our capital expenditure needs, pay all employee wage and benefit obligations in the ordinary course of business, and keep our union agreements intact."

"We are delighted to join in this announcement and welcome the customers, suppliers and employees of Cambridge as we combine two of the leading suppliers to the automotive industry into one with sales approaching $1.2 billion," added Robert Barton, chairman, president and CEO of Meridian. "Cambridge is clearly a leader in the market for plastic composite components, and the integration of our two companies will result in an enterprise having the resources necessary to drive growth and profits. This acquisition supports Meridian's strategy to be a global leader in automotive exterior systems and selected interior modules."

         Terms of the transaction will be included in filings made with the bankruptcy court today. The purchase price for Cambridge's assets includes approximately $363.1 million in cash and the assumption by the purchaser of certain current and accrued liabilities and other employee-related obligations, including certain adjustments.

         As a result of the Chapter 11 filing, Cambridge will cease interest payments on its $100 million principal amount of publicly traded debentures.

Headquartered in Madison Heights, Mich., Cambridge Industries is a Tier 1 plastic composites supplier to the automotive, light and commercial truck, and industrial products markets. Cambridge Industries has 18 facilities in the U.S., Canada, and South America.

Meridian Automotive Systems is headquartered in Dearborn, Mich. and has 13 manufacturing operations in Michigan, Indiana, Kansas and Tennessee. Meridian is a leading supplier of technologically advanced front and rear end modules, signal lighting, console modules, instrument panels and other interior systems to Ford, GM, DaimlerChrysler, Toyota and other major Tier One parts suppliers.

                                      # # #